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                                                                    EXHIBIT 11.1

                        NEXSTAR PHARMACEUTICALS, INC.

                      COMPUTATION OF NET LOSS PER SHARE



                                             Three Months Ended
                                                  March 31,
                                        ----------------------------
                                           1997             1996
                                        -----------      -----------
Net loss                                $(9,721,000)     $(6,296,000)
                                        ===========      ===========

Weighted average shares outstanding
   during the period                     26,424,000       25,065,000
                                        ===========      ===========

Net loss per common share               $     (0.37)     $     (0.25)
                                        ===========      ===========
